                                                            Exhibit 10.10(k)

July 31, 1995


Mr. Christopher L. Schaller
Chairman, President and CEO
Forstmann & Company, Inc.
1155 Avenue of the Americas
New York, NY 10036-2711

Re:   Agreement for Financial Consulting Services

Dear Mr. Schaller:

This letter outlines the understanding between Jay Alix & Associates, a Michigan corporation ("JA&A") and Forstmann & Company, Inc. (the "Company") of the objectives, tasks, work product and fees for the engagement of JA&A to provide financial consulting services to the Company.

OBJECTIVES
----------

   . To assist management in the completion of its financial and operational restructuring.

   . To work with the Board of Directors and senior management of the Company to:

                  - Develop and implement alternative strategies to pursue a financial and operational restructuring of the Company.
                  -    Maximize values for the various constituents.
                  - Provide an independent assessment of restructuring options.

TASKS
-----

To accomplish the objectives of this engagement, our efforts will include, but not be limited to, the following activities:

  . Gather and review financial and other information as necessary to gain an understanding of the Company's operations and financial position.

  . Meet with senior management and others to gain an understanding of and to become involved in the restructuring process.

  .  Assist management in its restructuring planning and strategy setting.

Mr. Christopher L. Schaller
July 31, 1995
Page 2


  . Meet with attorneys, bankers and other professionals as you or as the Board of Directors may direct.

  . Assist management in the negotiations with lending institutions and other creditors, as may be necessary, as part of the restructuring process.

  . Assist the Company and its legal advisors in developing a contingency plan, including planning and analysis related to cash collateral and secured financing.

  . Perform other tasks and assignments as may be necessary related to the restructuring as you may direct.

  .  Assist in such other matters as may be mutually agreed upon.

WORK PRODUCT
------------

Our work product will be in the form of:

  .  Information to be discussed with you and others, as you may direct.

  . Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

STAFFING
--------

Robert N. Dangremond will be the principal responsible for the overall engagement. Mr. Dangremond will be working full-time on this engagement except for occasional meetings, including Board Meetings. He may be assisted, as appropriate, by JA&A staff at various levels. JA&A also has relationships with and periodically retains independent contractors with specialized skills to assist with client assignments.

TIMING, FEES AND EXPENSES
-------------------------

As you requested, we have already commenced this engagement. Therefore, upon reviewing this proposal, if you have no further questions, please sign the enclosed copy and return it and arrange for the wire transfer of the retainer. The effective date of this agreement shall be July 21, 1995.

Mr. Christopher L. Schaller
July 31, 1995
Page 3


We will require a retainer of $150,000 to be applied against the time charges, excluding expenses, specific to the engagement. We will submit monthly invoices for services rendered and expenses incurred as described below, and we will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed upon amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

The fee for the services provided by JA&A is a flat rate of $75,000 per month. Any assistance requested by the Company that falls outside the scope of our engagement will be approved by you in advance and will be billed at our hourly rates.

In addition to the fees set forth above, JA&A will also be eligible for a success fee of $225,000 upon the approval of a credit line that is acceptable to the Company to finance the Company's 1996 business plan.

The Company shall also pay directly or reimburse JA&A upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.

RELATIONSHIP OF THE PARTIES
---------------------------

The parties intend that an independent contractor relationship will be created by this agreement. JA&A is not to be considered an employee or agent of the Company and the employees of JA&A are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company also agrees not to solicit or recruit any employees or agents of JA&A for a period of two years subsequent to the completion and/or termination of this agreement.

TIME MAXIMIZATION AND CONSTRAINTS
---------------------------------

We work in and respond to crisis situations as a normal part of our work. We are accustomed to it and expect it. We will make every possible attempt to reschedule staff and we will make numerous personal sacrifices to be available wherever and whenever emergency or crisis develops.

However, JA&A and Robert N. Dangremond, personally, may have previous commitments to other clients and will be required to make commitments of time and staff in the future.

Mr. Christopher L. Schaller
July 31, 1995
Page 4


Accordingly, we will need your understanding and support when we have professional and personal time conflicts which prevent us from spending 100% of our time at the Company. Nevertheless, it is our intent to commit a significant amount of time and resources to this engagement.

From time to time, it may be necessary to spend some time on other client matters while working at the Company's offices. Our experience at other companies has led us to conclude that this will generally not be bothersome to your staff while still allowing us to be available and on site for your management and staff who need ready access to us. This will eliminate unproductive "down time" at the Company and minimize your concerns about our availability and time we would otherwise have to spend away from the Company.

CONFIDENTIALITY
---------------

JA&A agrees to keep confidential all information obtained from the Company.
JA&A agrees that neither it nor its directors, officers, principals, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JA&A also agrees that only those if its directors, officers, principals, employees, agents and attorneys who have a need-to-know to perform the services contracted herein and are under an obligation to maintain the confidentiality of the Information will be given access to the Information. JA&A may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, JA&A will have the right to disclose to others in the normal course of business its involvement with the Company provided that such disclosure could not reasonably be expected to prejudice the Company in any way.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all advice (written or oral) given by JA&A to the Company in connection with JA&A's engagement is intended solely for the benefit and use of the Company (limited to its management) in considering the transactions to which

Mr. Christopher L. Schaller
July 31, 1995
Page 5


it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner of for any purpose other than accomplishing the tasks and programs referred to herein or in discussions with the Company's lenders or debt holders, unless mutually agreed and expected as required by law. This agreement will survive the termination of the engagement.

FRAMEWORK OF THE ENGAGEMENT
---------------------------

The Company acknowledges that it is hiring JA&A purely to assist and advise the Company in business planning and restructuring. JA&A's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

INDEMNIFICATION
---------------

In engagements of this nature, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify and hold harmless JA&A, its affiliated companies, and each of JA&A's and such affiliated companies' respective directors, officers, agents, employees and controlling persons (each of the foregoing, including JA&A, being hereinafter referred to as an "Indemnified Person") from and against any and all claims, demands, causes of actions, liabilities, damages, losses, expenses (including reasonable expenses and disbursements of counsel) and value of time of JA&A personnel (at such hourly rates as may be in effect when such time commitment is required) incurred in connection with investigating, preparing for or defending claims, actions (including shareholder derivative actions), proceedings or investigations (whether formal or informal) threats thereof (all of the foregoing being hereinafter referred to as a "Liability") arising out of, based upon or relating in any way to the engagement or any Indemnified Person's role therein, provided, however, that the Company shall not be liable under this paragraph for a Liability to the extent that it is finally judicially determined that such Liability resulted primarily from the willful misconduct or bad faith of the Indemnified Person seeking indemnification hereunder. The foregoing rights of the Indemnified Persons shall be in addition to any rights that JA&A or any other Indemnified Person may have at common law or otherwise, including without limitation any right to indemnification under any by-law or otherwise, insurance or contribution, and shall remain in full force and effect following the completion or any termination of the engagement.

Mr. Christopher L. Schaller
July 31, 1995
Page 6


The Company shall, at its own expense, defend any action or proceeding, and take appropriate similar action with respect to any investigation, in any case whether groundless or not, which may be brought against or involving any Indemnified Person.

TERMINATION AND SURVIVAL
------------------------

The agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JA&A will be entitled to any fees and expenses due under the provisions of the agreement. Such payment obligation shall inure to the benefit of any successor or assignee of JA&A.

The obligations of the parties under the Indemnification and Confidentiality sections of this agreement shall survive the termination of the agreement as well as the other sections of this agreement which expressly provide that they shall survive termination of this agreement.

GOVERNING LAW
-------------

This letter agreement is governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

CONFLICTS
---------

We know of no fact or situation which would represent a conflict of interest for us with regard to the Company.

SEVERABILITY
------------

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

ENTIRE AGREEMENT
----------------

All of the above contains the entire understanding of the parties relating to the services to be rendered by JA&A and may not be amended or modified in any respect except in writing signed by the parties.

Mr. Christopher L. Schaller
July 31, 1995
Page 7


NOTICES
-------

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

If the Company becomes involved in any proceeding under the Bankruptcy Code, it agrees to petition the Court to affirm this agreement as part of its first day motions.

If these terms meet with your approval, please sign and return the enclosed copy of this proposal and wire transfer the amount to establish the retainer.

We look forward to working with you.

Sincerely yours,

JAY ALIX & ASSOCIATES


/s/ Robert N. Dangremond
Robert N. Dangremond
Principal



Acknowledged and Agreed to:
FORSTMANN & COMPANY, INC.

By:     /s/ Christopher L. Schaller
        ---------------------------
Its:    President, CEO
Dated:  8/1/95